Exhibit 8.1

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

May 12, 2025
The Shyft Group, Inc.
c/o Ken Holman
Director of Tax
41280 Bridge Street
Novi, Michigan 48375
Ladies and Gentlemen:
We have acted as counsel for The Shyft Group, Inc., a Michigan corporation (“Shyft”), in connection with the transactions contemplated by and among Shyft, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a newly formed Delaware limited liability company and direct, wholly owned Subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a newly formed Michigan corporation and direct, wholly owned Subsidiary of Holdco (“Merger Sub”).1  Pursuant to and in accordance with the Merger Agreement, the following transactions will occur: (i) Merger Sub will merge with and into Shyft with Shyft surviving and (ii) on behalf of holders of Shyft Common Stock, the exchange agent will (x) receive shares of Holdco, and (y) contribute the shares of Holdco to Aebi Schmidt in exchange for Aebi Schmidt Common Stock, and (iii) the exchange agent will transfer the Aebi Schmidt Common Stock to the holders of Shyft Common Stock (steps (i) – (iii) together, the “Merger”), in each case on the terms and subject to the conditions set forth therein.
This opinion is being delivered to you in connection with the preparation and filing of Amendment No. 1 to the registration statement (File No. 333-286373) of Aebi Schmidt on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus of Aebi Schmidt and Shyft (the “Proxy Statement/Prospectus”), filed on May 12, 2025 with the Securities and Exchange Commission.
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Merger Agreement, and all associated exhibits and schedules (the “Transaction Documents”);
(ii)	the Registration Statement and the Proxy Statement/Prospectus;
(iii)	the representation letters, dated as of the date hereof, delivered to us for purposes of this opinion by each of Shyft and Aebi Schmidt (the “Representation Letters”); and
(iv)	such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion (documents described in clauses (i) through (iv), together, the “Reviewed Materials”).

1 Unless otherwise noted, all Section references herein are to the Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations promulgated thereunder.  All capitalized terms not defined herein shall have the meaning ascribed thereto in that Merger Agreement by and between Aebi Schmidt, Shyft, Holdco, and Merger Sub dated as of December 16, 2024 (the “Merger Agreement”).

Our opinion is based solely on the documents we have examined and the additional information we have obtained in connection with this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
For purposes of this opinion, we have assumed, with your permission, that:
(i)
the transactions contemplated by the Transaction Documents (collectively, the “Contemplated Transactions”) will be consummated in the manner described in the Reviewed Materials, without modification or waiver of any of the terms or conditions contained therein;

(ii)
the parties have complied with, and will continue to comply with the obligations, covenants and agreements contained in the execution versions of the Transaction Documents and Representation Letters, without waiver or modification;

(iii)
the statements concerning the Contemplated Transactions set forth in the Reviewed Materials are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time;

(iv)
the representations made by Shyft and Aebi Schmidt pursuant to the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time;

(v)
any representations made in the Representation Letters “to the knowledge of,” based on the “belief” or “expectation” of Shyft or Aebi Schmidt, or that are similarly qualified, are true, complete and correct, in each case without such qualification, and will remain so true, complete and correct at all times up to and including the Effective Time; and

(vi)
market conditions between the date hereof and the Effective Time will not impact the relative valuation of Shyft and Aebi Schmidt for purposes of Treasury Regulations Section 1.367(a)-3(c) of the Code.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement:
(1)
it is our opinion that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” under Section 368(a), and (ii) the transfer of shares of Shyft Common Stock by shareholders of Shyft pursuant to the Merger (other than by any shareholder of Shyft who is a “U.S. person” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(iv)) and would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Aebi Schmidt following the Merger that does not enter into a five year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8) should qualify for an exception to Section 367(a)(1); and

(2)
the legal conclusions set forth under the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Proxy Statement/Prospectus constitute our opinion as to the material U.S. federal income tax consequences of the Contemplated Transactions.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Contemplated Transactions under any state, local or non-U.S. law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Davis Polk & Wardwell LLP